EXHIBIT 99.3

This Award Certificate is dated [●] 2025.

REZOLVE AI PLC (registered in England and Wales with company number 14573691) whose registered office is at 21 Sackville Street, London, England, W1S 3DN (the "Company").

RECITALS

(A)
The Company has adopted [Annex 1 to]1 the Rezolve AI Plc Long Term Incentive Plan (the "Plan").
(B)
The Company has by Deed of Grant dated [●] 2025 (the "Deed of Grant") granted an option under the Plan to [NAME] of [ADDRESS] ("you" or the "Participant"), on the terms specified in this Award Certificate (the "Award Certificate").

1.
Interpretation

Terms defined in the rules of the Plan shall have the same meaning in this Award Certificate as in the rules of the Plan, unless the context requires otherwise. The rules of interpretation in the Plan also apply to this Award Certificate.

2.
Grant of Option
2.1
The Company has granted you an option under the Plan (the "Option") to acquire [NUMBER OF SHARES] ordinary shares in the Company (the "Shares") at an Option Price of £[INSERT PRICE].
2.2
The Option shall be subject in all respects to the provisions of the Plan, the terms and conditions of which are hereby expressly incorporated by reference, as the same may be amended from time to time in accordance therewith. A copy of the Plan is [available on the Company's intranet] [enclosed].
2.3
The Options shall vest in full and become exercisable according [to the following table. For these purposes, the "Vesting Commencement Date" is_____________]

Date	% of Options Vested
Vesting Commencement Date	0%

]

OR

[insert performance criteria]

1 Use if granting to non-employee (including someone employed through an EoR)

3.
Terms and Conditions of Option
3.1
For the purposes of Section 9 of the Plan, the extent to which you may have any right to exercise an Option on or after the Option Termination Date is set out in Schedule 1.
3.2
The Option was granted under, and subject to, the rules of the Plan and the Deed of Grant. In the event of any conflict between the Award Certificate and the Plan and the Deed of Grant, the Plan and Deed of Grant shall prevail.
3.3
The Option is exercisable only in accordance with, and subject to, the rules of the Plan. If it is exercised in part, a replacement Award Certificate for the balance of Shares under the Option will be sent to you.
3.4
The grant of an Option does not form part of your entitlement to remuneration or benefits pursuant to your contract of employment or services agreement. In particular, the rights comprised in your Option shall not afford you any right or additional right to compensation or damages in consequence of the loss or termination of your office, position, or employment or which you may suffer by reason of becoming unable to exercise an Option in consequence of the loss or termination of your employment. This is the case whether the termination of employment is lawful or not, including termination by the Company in breach of your employment contract or services agreement.
3.5
The Options granted pursuant to this Award Certificate shall not be assignable or transferable by you, except in accordance with the Plan.
3.6
If you wish to release or surrender this Option, you must execute a deed of release in a form approved by the Company and deliver it to the Company within thirty (30) days of the date of this Award Certificate.
4.
Exercise of Option
4.1
To exercise the Option, you will be required to complete and sign a Notice of Exercise and submit it to the Company, and otherwise comply with the terms of Article 10 of the Plan. In particular, you will be required to pay and to indemnify and keep indemnified any Relevant Company for any Applicable Withholding Tax Liability.
5.
Shareholder Rights
5.1
You shall have no rights whatsoever as a shareholder in respect of any of the Options.
5.2
On exercise, any Shares to be issued or transferred to you may be required to be issued or transferred to a nominee to hold such Shares on your behalf.

This certificate is important and should be kept in a safe place

Signed by ………………………………………………..
For and on behalf of Rezolve AI plc

SCHEDULE

LEAVER PROVISIONS

1.
Effect of termination on Option

Except as the Board may otherwise determine and regardless of any adverse or potentially adverse tax or other consequences resulting from the following, if the Participant ceases to be an Eligible Person by reason of their termination for cause (or their ceasing to be an Eligible Person in circumstances that would justify their termination for cause) [or their resignation for any reason other than good reason]2, their Options (whether vested but not yet exercised, or unvested) shall Expire immediately on the Option Termination Date and be of no further force of effect whatsoever. If the Participant ceases to be an Eligible Person for any other reason, any unvested Options held by such Option Participant shall Expire on the Option Termination Date and be of no further force or effect whatsoever. In either case, such Participant shall no longer be eligible for a grant of Options. To the extent any Option subsists, it may, subject to its Expiring earlier in accordance with the terms of the Plan, be exercised within six months of the Option Termination Date, save (subject to Section 9.5 of the Plan) in the case of death where the Option may be exercised within 12 months of the date of death, following which the Option shall, to the extent unexercised, Expire and cease to be capable of exercise.

(a)
Definition of "cause". For the purposes of the Option, "cause" shall have the meaning given to such term in the Participant's employment or service agreement or similar agreement between the Company (or the Participant's employer or engaging company, if different) and such Participant, or if no such agreement exists or if “cause” is not defined therein, “cause” means (i) the Participant’s material act or acts of personal dishonesty taken in connection with the Participant’s responsibilities that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or any of its Group Companies or otherwise result in material injury to the reputation or business of the Company or any of its Affiliates or Group Companies; (ii) the Participant’s act(s) of gross negligence or wilful misconduct in the course of the Participant’s service; (iii) wilful failure or refusal by the Participant to perform in any material respect the Participant’s duties or responsibilities, (iv) misappropriation (or attempted misappropriation) by the Participant of any assets or material business opportunities of the Company or any of its Affiliates or Group Companies, (v) embezzlement or fraud committed (or attempted) by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge, (vi) the Participant’s conviction of any criminal charge (other than a road traffic offence for which no custodial sentence is imposed), that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or any of its Group Companies or otherwise result in a material injury to the reputation or business of the Company or any of its Affiliates or Group Companies, (vii) any material violation by the Participant of the written policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company that has, or could be reasonably expected to have, a material adverse impact on the performance of the Participant’s duties to the Company or any of its Affiliates or otherwise result in material injury to the reputation or business of the Company or any of its Affiliates or

2 Include if participants will be treated as good leavers if they resign for "good reason"

Group Companies, or (viii) the Participant’s material breach of any restrictive covenants to which the Participant is subject. If, within ninety (90) days subsequent to the Participant’s termination for any reason other than by the Company for cause, the Company determines that the Participant’s service could have been terminated for cause, such Participant’s employment or provisions of services, as applicable, will be deemed to have been terminated for cause for all purposes. For purposes of this Plan, “cause” shall also include a resignation by the Participant (without good reason, as defined in this Deed) at a time at which the Company could have terminated such Participant for cause. The existence or non-existence of cause with respect to such Participant shall be determined in good faith by the Board.

(b)
[Definition of "good reason". For the purposes of the Option, "good reason" shall have the meaning given to such term in the Participant's employment or service agreement or similar agreement between the Company (or the Participant's employer or [engaging company, if different); or such circumstances (if no such agreement exists or if “good reason” is not defined therein) or (if such agreement exists and contains such definition) such other circumstances as the Board may in its absolute discretion determine.]3

3 Use only if "resignation for any reason other than good reason" wording is to be used